DEVELOPMENT CAPITAL GROUP, INC.

AMENDMENT NO. 1 TO

DLPM STOCK OPTION PLAN OF 2014

WHEREAS, the board of directors and stockholders of DLPM approved the DLPM Stock Option Plan of 2014 ("Plan");

WHEREAS, the Plan reserved 20,000,000 shares of DLPM common stock for issuance;

WHEREAS, the board of directors has resolved to reduce the number of shares for issuance pursuant to the Plan to 5,000,000 shares of DLPM common stock.

NOW, THEREFORE, the Plan is hereby amended as follows:

Section 4 of the Plan I deleted and replaced with the following:

1. **Stock Subject to the Plan**. Subject to the provisions of Section 14 below, the maximum aggregate number of Shares that may be issued under the Plan is 5,000,000 Shares, of which a maximum of Shares may be issued under the Plan pursuant to Incentive Stock Options. The Shares issued under the Plan may be authorized, but unissued, or reacquired Shares. If an Award should expire or become unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares that were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan. In addition, any Shares which are retained by the Company upon exercise of an Award in order to satisfy the exercise or purchase price for such Award or any withholding taxes due with respect to such Award shall be treated as not issued and shall continue to be available under the Plan. Shares issued under the Plan and later repurchased by the Company pursuant to any repurchase right that the Company may have shall not be available for future grant under the Plan.

Dated: August 13, 2014

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Shahbod Rastegar
CEO